Exhibit 23.01

INDEPENDENT AUDITOR'S CONSENT





We consent to the incorporation by reference in this Registration Statement of Public Service Company of North Carolina, Incorporated on Form S-3 of our report dated February 7, 2001, February 16, 2001 as to Note 15 (which expresses an unqualified opinion and includes an explanatory paragraph relating to a change in fiscal year and a change in the method of accounting for operating revenues) appearing in the Annual Report on Form 10-K of Public Service Company of North Carolina, Incorporated for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Columbia, South Carolina
August 28, 2001